Exhibit 10.29

SECOND AMENDMENT TO
DIRECTOR RETIREMENT AGREEMENT

This Second Amendment (the "Amendment") to the Director Retirement Agreement, dated as of November 29, 2004 and as amended December 16, 2008 (the "Agreement"), by and among Peoples Federal Savings Bank (the "Bank") and Maurice H. Sullivan, Jr. (the "Director") is effective as of March 1, 2011. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

WHEREAS, the parties desire to amend the Agreement in order to increase the Director's annual normal retirement benefit set forth in Section 2.1 of the Agreement; and

WHEREAS, pursuant to Article 7 of the Agreement, the Agreement may be amended by a written agreement signed by the Bank and the Director.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.Section 2.1.1 is hereby amended and restated to read in its entirety as follows:

"2.1.1    Amount of Benefit. The annual benefit under Section 2.1 is Eighty Thousand Four Hundred Fifty Five Dollars ($80,455)."

2.The Director's Accrual Balance shall be updated to reflect the change in the amount of benefit provided in Section 2.1.1 as set forth in this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank, on behalf of its duly authorized officer, and the Director have caused this Amendment to be executed as of the dates provided below.

PEOPLES FEDERAL SAVINGS BANK

April 14, 2011 By: Isl Thomas J. Leetch
Date Print Name: Thomas J. Leetch

EXECUTIVE

April 14, 2011         /s/Maurice H. Sullivan Jr.
Date             Maurice H. Sullivan, Jr.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

PEOPLES FEDERAL SAVINGS BAN K
DIRECTOR RETIREMENT AGREEMENT
THIS DIRECTOR RETIREMENT AGREEMENT (the "Agreement") is adopted this 29th day of November, 2004, by and between PEOPLES FEDERAL SAVINGS BANK, a federally-chartered corporation located in Boston, Massachusetts (the "Bank"), and MAURICE H. SULLIVAN, JR, (the "Director").

To encourage the Director to remain a member of the Bank's Board of Directors, the Bank is willing to provide retirement benefits to the Director. The Bank will pay the benefits from its general assets.

The Bank and the Director agree as provided herein.

Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1
"Accrual Balance" means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles ("GAAP"), for the Bank's obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 ("APB 12") as amended by Statement of Financial Accounting Standards Number 106 ("FAS 106") and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported by the Bank to the Director on Schedule A.

1.2	"Beneficiary" means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.3
"Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 "Change in Control" means:
(a)There occurs a "Change in Control" of the Bank, as defined or determined by either the Bank's primary federal regulator or under regulations promulgated by such regulator;
(b)As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

(c)	The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank;
(d) The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank; or
(e)The Bank sells or transfers more than a fifty percent (50%) equity interest in the Bank to another person or entity which is not an affiliate of the Bank, excluding a sale or transfer to a person or persons who are employed by the Bank.
Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including, without limitation, through the formation of a stock holding company) or the reorganization of the Bank into the mutual holding company form of organization constitute a Change in Control for purposes of this Agreement.
1 .5    "Code" means the Internal Revenue Code of 1986, as amended.

1.6
"Disability" means the Director's suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled. The Director must submit proof to the Plan Administrator of the insurance carrier's or Social Security Administration's determination upon the request of the Plan Administrator.

1 .7
"Discount Rate" means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six and one quarter percent (6.25%). However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.8	"Early Termination" means the Termination of Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.9	"Early Termination Date" means the month, day and year in which Early Termination occurs.
1.10    "Effective Date" means December 1, 2004.
1.11 "Normal Retirement Age" means the Director's 65th birthday.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

1.12 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination Service.
1 .13 "Plan Administrator" means the plan administrator described in Article 8.
1 .14 "Plan Year" means each twelve-month period commencing on the Effective Date.
1 .15 "Termination for Cause" has that meaning set forth in Article 5.
1 .16 “Termination of Service" means that the Director ceases to be a member of the Bank's Board of Directors for any reason, voluntarily or involuntarily, other than by reason of a leave of absence approved by the Bank or a Termination for Cause.

Article 2
Benefits During Lifetime

2.1
Normal Retirement Benefit. Upon Termination of Service on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1. l Amount of Benefit. The annual benefit under this Section 2.1 is Seventy Three Thousand Three Hundred and Ninety Dollars ($73,390).
2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for twenty (20) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1.
Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year during which the Early Termination Date occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance.

2.2.2.
Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director's attainment of Normal Retirement Age. The annual benefit shall be paid to the Director for twenty (20) years.

2.3
Disability Benefit. Upon Termination of Service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

2.3.1
Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year during which the Termination of Service occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Normal Retirement Benefit.

2.3.2
Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director's attainment of Normal Retirement Age. The annual benefit shall be paid to the Director for twenty (20) years.

2.4
Change in Control Benefit. Upon a Change in Control, followed by the Director's Termination of Service within twelve (12) months, the Bank shall pay to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1
Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control Benefit set forth on Schedule A for the Plan Year during which Termination of Service occurs. This benefit is determined by vesting the Director in one hundred percent ( 100%) of the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2
Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Termination of Service. The annual benefit shall be paid to the Director for twenty (20) years.

Article 3
Death Benefits

3.1
Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.
3.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing on the first day of the month following the date of the Director's death. The annual benefit shall be paid to the Beneficiary for a period of twenty (20) years.

3.2
Death During Payment of a Benefit. If the Director dies after any benefit payments have commenced under Article 2 of this Agreement, but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

3.3
Death After Termination of Service But Before Payment of a Benefit Commences. If the Director is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director' s death.

Article 4
Beneficiaries

4.1
Beneficiary Designation. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.

4.2
Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director's spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director's estate.

4.5
Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person' s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount

Article 5
General Limitations

5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank's Board of Directors terminates the Director's service for:

(a)	Personal dishonesty;

(b)	Incompetence;

(c)	Willful misconduct;

(d)	Any breach of fiduciary duty involving personal profit;

(e)	Intentional failure to perform stated duties; or

(f)	Willful violation of any Jaw, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order.

5.2
Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Director commits suicide within two years after the Effective Date. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on any application for life insurance owned by the Bank on the Director's life.

5.3
Competition After Termination of Service. The Bank shall not pay any benefit under this Agreement if the Director, within twelve (12) months following Termination of Service, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee, or in any other capacity whatsoever, any enterprise conducted in the marketing area of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Director's service or retirement. This section shall not apply following a Change in Control.

5.4 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, to the extent any benefit would create an excise tax under the excess parachute rules of Section 2800 of the Code, the Bank shall reduce the benefit paid under this Agreement to the maximum benefit that would not result in any such excise tax.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement
___________________________________________________________________________________________________________

Article 6
Claims and Review Procedures

6.1	Claims Procedure. A Director or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and
(e)A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1
Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other

PEOPLES FFDERAL SAVINGS BANK
Director Retirement Agreement

information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERlSA regulations) to the claimant's claim for benefits.

6.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERJSA regulations) to the claimant's claim for benefits; and

(d)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director.

Notwithstanding the previous paragraph in this Article 7, the Bank may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action. continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits). Upon such amendment or termination the Bank shall pay benefits to the Director as if Early Termination occurred on the date of such amendment or termination, regardless of whether Early Termination actually occurs.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

Article
Administration of Agreement

8.1
Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board of Directors of the Bank, or such committee or person(s) as the Board of Directors of the Bank shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2
No Guarantee of Service. This Agreement is not an employment policy or contract. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the Bank's right to terminate the Director's service. It also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Director and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim.

9.7
Successors. The Bank shall not merge or consolidate into or with another company, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement

9.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Peoples Federal Savings Bank 435 Market Street
Boston, MA 02135

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.
IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.

DIRECTOR:     BANK:
PEOPLES FEDERAL SAVINGS BANK

Maurice H. Sullivan, Jr.
By

Title PRES. CEO

Exhibit 10.11                                            Page 12 of 18

Salary Continuation Plan Plan Year Reporting
Schedule A

Maurice H Sullivan Jr.

				Early Termination		Disability		Change of Control
[ILLEGIBLE]				Monthly		Monthly		Monthly		Pre-retire
[ILLEGIBLE]				Installments		Installments		Installments		Death
[ILLEGIBLE]				Payable at Normal		Payable at Normal		Payable at Normal		Benefit
[ILLEGIBLE]				Retirement Date		Retirement Date		Retirement Date		Monthly
[ILLEGIBLE]				for 10 Years		for 10 Years		for 10 Years		Installments
	Discount	Benefit	Accrual		Based On		Based On		Based On	Based On
Period Ending	Rate	Level	Balance	Vesting	Accrual	Vesting	Accrual	Vesting	Benefit	Benefit
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
Nov 2005 (1)	6.25%	73,390	129,952	100%	15,089	100%	73,390	100%	73,390	73,390
(1)    The first line reflects 12 months of data, December 2004 to November 2005.

*
IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

_________________________________________________________________________________________________________________________________________________________________________________
PEOPLES FEDERAL SAVINGS BANK
Director Retirement Agreement BENEFICIARY DESIGNATION FORM

I, Maurice H. Sullivan, Jr., designate the following as beneficiary of benefits under the Agreement payable following my death:

Primary:
The Maurice H. Sullivan, Jr.	100%
Revocable Trust - 2003%
Contingent:
Vera Lee Sullivan	100%
%
Notes:

•Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the name and date of the trust agreement.
•To name your estate as beneficiary, please write "Estate of [your name]".

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that these designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:    Maurice H. Sullivan Jr.

Signature:
Date: 11-29-04

Received by the Plan Administrator this 29th day of November, 2004.

By:
Title:    Pres. CEO.

FIRST AMENDMENT TO DIRECTOR RETIREMENT AGREEMENT

First Amendment, dated as of December 16, 2008 (the "Amendment"), to the Director Retirement Agreement, dated as of November 29, 2004 (as amended, the "Director Retirement Agreement"), by and among Peoples Federal Savings Bank (the "Bank") and Maurice H. Sullivan, Jr. (the "Director"). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Director Retirement Agreement.

W I T N E S S E T H:

WHEREAS, the parties desires to amend the Director Retirement Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the
'Code"); and

WHEREAS, pursuant to Article 7 of the Director Retirement Agreement, the parties to the Director Retirement Agreement desire to amend the Director Retirement Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Director hereby amend the Director Retirement Agreement as follows:

Section l. Amendment to Section 1 .6 of the Director Retirement Agreement. Section 1.6 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

""Disability" means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees of the Bank, provided that the definition of "disability" applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination."

Section 2. Amendment to Section 1.16 of the Director Retirement Agreement. Section 1.16 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:
"Termination of Service'' shall be construed to mean a Separation from Service, as defined in this Section 1.16, with the Bank's Board of Directors for reasons other than a bona fide leave of absence that does not exceed six months, a Tem1ination for Cause or death. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code, and shall mean the Director's retirement or termination of service from the Board of Directors following a resignation from the Board of Directors or failure to be reappointed or reelected to the Board of Directors. For these purposes, a Director shall not be deemed to have a Separation from Service if the Director serves on the Board of the Bank or any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulation §1.409A-1(a)(3)."

Section 3. New Section 2.5 of the Director Retirement Agreement. Section 2.5 of the Director Retirement Agreement is hereby added to read in its entirety as follows:

"Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Accrual Balance into the Director' s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Director’s Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure."

Section 4. New Section 2.6 of the Director Retirement Agreement. Section 2.6 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

"Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Director and the Bank may, subject to the terms of Article 7, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Sections 2.1 and 2.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)
must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distribution s for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made."
Section 5. Amendment to Article 7 of the Director Retirement Agreement. Article 7 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:
"7.1 Amendments and Termination Generally. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director. If the Bank's Board of Directors, however, determines that the Director is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement. In the event of such termination, the benefit shall be the Accrual Balance determined as of the date the Agreement is terminated; provided, however, that except as provided in Section 7.2, the termination of this Agreement shall not cause a distribution of
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benefits under this Agreement. Rather, in the event of such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
Additionally, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.
7.2 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:
(a) Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Agreement and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulation §l.409A-l(c)(2) are terminated so the Director and all participants under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;
(b) With twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l )(A), provided that the amounts deferred under this Agreement are included in the Director's gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or
(c) Upon the Bank's termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation §l.409A-1 (c) if the Director participated in such arrangements ("Similar Arrangements"), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Bank may distribute the Accrual Balance, determined as of the date of the termination of the Agreement , to the Director in a lump sum subject to the above terms."
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Section 6. Amendment to Section 9.4 of the Director Retirement Agreement. Section 9.4 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:
"Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Director acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder ."

Section 7. Effectiveness . This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Director Retirement Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 8. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.
Section 9. Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

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IN WITNESS WHEREOF, the Bank has duly executed this Amendment as of the day and year first written above.

PEOPLES FEDERAL SAVlNGS BANK

PEOPLES FEDERAL SAVINGS BANK
By:	/s/ Thomas J. Leetch
Name:	Thomas J. Leetch
Title:	President & CEO

DIRECTOR
/s/ Maurice H. Sullivan, Jr.
Maurice H. Sullivan, Jr.

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